Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 4, 2019.

GS Finance Corp. $ Leveraged Buffered Vanguard FTSE All-World ex-US Small-Cap ETF-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be June 16, 2021) is based on the performance of the Vanguard FTSE All-World ex-US Small-Cap ETF (ETF) as measured from the trade date (expected to be June 11, 2019) to and including the determination date (expected to be June 11, 2021).

The return on your notes is linked to the performance of the ETF, and not to that of the FTSE Global Small Cap ex US Index (index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

If the final ETF level on the determination date is greater than the initial ETF level (set on the trade date), the return on your notes will be positive and will equal the ETF return, subject to the maximum settlement amount (expected to be between $1,300 and $1,340 for each $1,000 face amount of your notes).

If the final ETF level declines by up to 15% from the initial ETF level, you will receive the face amount of your notes. If the final ETF level declines by more than 15% from the initial ETF level, the return on your notes will be negative and will equal the ETF return plus 15%. You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the ETF return, which is the percentage increase or decrease in the final ETF level from the initial ETF level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●

if the ETF return is positive (the final ETF level is greater than the initial ETF level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the ETF return, subject to the maximum settlement amount;

●	if the ETF return is zero or negative but not below -15% (the final ETF level is equal to the initial ETF level or is less than the initial ETF level, but not by more than 15%), $1,000; or
●

if the ETF return is negative and is below -15% (the final ETF level is less than the initial ETF level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the ETF return plus 15% times (b) $1,000. You will receive less than the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $940 and $970 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be June 14, 2019	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-31 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.      dated         , 2019.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $940 and $970 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through         ). On and after        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●Product supplement no. 1,738 dated July 10, 2017

●General terms supplement no. 1,734 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

Leveraged Buffered Vanguard FTSE All-World ex-US Small-Cap ETF-Linked Notes due

INVESTMENT THESIS

You should be willing to forgo:

●

gains greater than a maximum settlement amount of between 130% and 134% of the face amount in exchange for a buffer against loss of principal in the event of a decline of up to 15% in the final underlier level relative to the initial underlier level.

●

interest payments and risk losing a substantial portion of your investment for the potential to earn any positive underlier return up to a maximum settlement amount of between 130% and 134% of the face amount.

Your maximum return on your notes will not be greater than between 30% and 34%, and you could lose a substantial portion of your investment if the underlier return is less than -15%.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

●	if the final underlier level is greater than 100% of the initial underlier level, 100% plus the underlier return, subject to a maximum settlement amount of between 130% and 134%;
●	if the final underlier level is equal to or less than 100% of the initial underlier level but greater than or equal to 85% of the initial underlier level, 100%; or
●	if the final underlier level is less than 85% of the initial underlier level, 100% minus 1% for every 1% that the final underlier level has declined below 85% of the initial underlier level

If the final underlier level declines by more than 15% from the initial underlier level, the return on the notes will be negative and the investor could lose a substantial portion of their investment in the notes.

KEY TERMS
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	Vanguard FTSE All-World ex-US Small-Cap ETF (current Bloomberg symbol: “VSS UP Equity”)
Face Amount:	$ in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	Expected to be June 11, 2019
Settlement Date:	Expected to be June 14, 2019
Determination Date:	Expected to be June 11, 2021
Stated Maturity Date:	Expected to be June 16, 2021
Initial Underlier Level:	To be determined on the trade date
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Upside Participation Rate:	100%
Buffer Level:	85% of the initial underlier level (equal to an underlier return of -15%)
Buffer Amount:	15%
Buffer Rate:	100%
Maximum Settlement Amount:	Expected to be between $1,300 and $1,340
Cap Level:	Expected to be between 130% and 134% of the initial underlier level
CUSIP/ISIN:	40056FLP8 / US40056FLP89

HYPOTHETICAL PAYMENT AT MATURITY*

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	130.000%
175.000%	130.000%
150.000%	130.000%
130.000%	130.000%
121.000%	121.000%
114.000%	114.000%
107.000%	107.000%
100.000%	100.000%
96.000%	100.000%
92.000%	100.000%
88.000%	100.000%
85.000%	100.000%
75.000%	90.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%
*assumes a cap level set at the bottom of the cap level range (between 130% and 134% of the initial underlier level)
RISKS

Please read the section entitled “Additional Risk Factors Specific to Your Notes” of this pricing supplement as well as the risks and considerations described in the accompanying prospectus dated July 10, 2017, in the accompanying prospectus supplement dated July 10, 2017, under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1,738 dated July 10, 2017, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 dated July 10, 2017.

TERMS AND CONDITIONS

(Terms From Pricing Supplement No.     Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no.     dated         , 2019 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Leveraged Buffered Vanguard FTSE All-World ex-US Small-Cap ETF-Linked Notes due and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated August 22, 2018. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated August 22, 2018. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated August 22, 2018. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated August 22, 2018, unless the context otherwise requires.

CUSIP / ISIN: 40056FLP8 / US40056FLP89

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the Vanguard FTSE All-World ex-US Small-Cap ETF (current Bloomberg symbol: “VSS UP Equity”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Underlying index: the FTSE Global Small Cap ex US Index

Face amount: $            in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
●

if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

●	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
●

if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level (set on the trade date):

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of the underlier” below

Cap level (set on the trade date): expected to be between 130% and 134% of the initial underlier level

Maximum settlement amount (set on the trade date): expected to be between $1,300 and $1,340

Upside participation rate: 100%

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Buffer level: 85% of the initial underlier level

Buffer rate: 100%

Buffer amount: 15%

Trade date: expected to be June 11, 2019

Original issue date (set on the trade date): expected to be June 14, 2019

Determination date (set on the trade date): expected to be June 11, 2021, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): expected to be June 16, 2021, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: for any given trading day, the closing sale price or last reported sale price, regular way, for the underlier, on a per-share or other unit basis:

•	on the principal national securities exchange on which that underlier is listed for trading on that day, or
•

if the underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that underlier.  If the underlier is not listed or traded as described above, then the closing level for the underlier on any day will be the average, as determined by the calculation agent, of the bid prices for the underlier obtained from as many dealers in the underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: a day on which (i) the exchange on which the underlier has its primary listing is open for trading and (ii) the price of one share of the underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier investment advisor: at any time, the person or entity, including any successor investment advisor, that serves as an investment advisor to the underlier as then in effect

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•

a suspension, absence or material limitation of trading in the underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the underlier does not trade on what was the primary market for the underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to the underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of the underlier are traded, or on which option or futures contracts, if available, relating to the underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of the underlier or in option or futures contracts, if available, relating to the underlier in the primary market for the underlier or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of the underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of the underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of the underlier or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the postponed determination date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier is delisted from the exchange on which the underlier has its primary listing and the underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the final underlier level, used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments: The calculation agent will have discretion to adjust the closing level of the underlier if certain events occur (including those described above under “— Discontinuance or modification of the underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underlier.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100%
Cap level	130% of the initial underlier level
Maximum settlement amount	$1,300
Buffer level	85% of the initial underlier level
Buffer rate	100%
Buffer amount	15%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting the underlier, any of the underlier stocks or the policies of the underlier’s investment advisor or the method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	130.000%
175.000%	130.000%
150.000%	130.000%
130.000%	130.000%
121.000%	121.000%
114.000%	114.000%
107.000%	107.000%
100.000%	100.000%
96.000%	100.000%
92.000%	100.000%
88.000%	100.000%
85.000%	100.000%
75.000%	90.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 40.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose 85.000% of your investment in the notes. In addition, if the final underlier level were determined to be 200.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 130.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 130.000% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 130.000% (the section right of the 130.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual initial underlier level and upside participation rate, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1,738. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,738. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1,738.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of the underlier return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

The Policies of the Underlier’s Investment Advisor, The Vanguard Group Inc., and the Sponsor of The Underlying Index, FTSE Russell, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor, The Vanguard Group, Inc. (“Vanguard” or the “underlier investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting the underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

 If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the underlier on the determination date — and thus the amount payable on the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the final underlier level on the determination date and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of the underlier” on PS-7 of this pricing supplement.

In addition, FTSE Russell (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with the Underlier

 Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

 In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor utilizes a sampling investment approach that attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally approximates the underlying index, but the underlier may also invest in derivatives and other securities. The underlier is also not actively managed and may be affected by a general decline in market segments relating to the underlying index. The underlier investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the underlier will be required to confirm on an ongoing basis that the components of the underlying index satisfy the applicable listing requirements. In the event that its underlying index does not comply with the applicable listing requirements, the underlier would be required to rectify such non-compliance by requesting that the underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the underlying index sponsor would so modify the underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the underlier being delisted by the NYSE Arca.

The Underlier and the Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Underlying Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the underlying index. The underlier may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the underlier is generally linked to the performance of the underlying index, the performance of the underlier is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier investment advisor.

Imperfect correlation between the underlier’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, which is the divergence of the underlier’s performance from that of the underlying index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the underlier (i.e., decrease the correlation between the return of the underlier and the return of the underlying index it tracks). Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the underlying index. Finally, because the shares of the underlier are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index. Consequently, the return on the notes will not be the same as investing directly in the underlier or in the underlying index or in the underlier stocks or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked to an underlier that holds stocks from foreign securities markets, including stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the underlier is not traded, the value of the securities underlying the underlier may change on days when shareholders will not be able to purchase or sell shares of the underlier.

The emerging markets countries represented by the underlier include Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The underlier holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlier that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the underlier may not increase even if the non-dollar value of the asset held by the underlier increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•existing and expected rates of inflation;

•existing and expected interest rate levels;

•the balance of payments among countries;

•the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the underlier could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the underlier and received the distributions paid on the shares of the underlier.  You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underlier.  See “— You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier or underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the underlier stocks or any other rights of a holder of any shares of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of any underlier or any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlier during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

THE UNDERLIER

The shares of the Vanguard FTSE All-World ex-US Small-Cap ETF (the “ETF”) are issued by Vanguard International Equity Index Funds, a Delaware statutory trust and a registered investment company (the “trust”). The ETF attempts to track the performance of the FTSE Global Small Cap ex US Index (the “index”), a benchmark index that measures the investment return of stocks of international small-cap companies (excluding those from the United States). The ETF trades on the NYSE Arca under the ticker symbol “VSS”. The Vanguard Group, Inc. (“Vanguard”) currently serves as the investment advisor to the ETF. The index sponsor for the index is FTSE Russell (“FTSE Russell”).

We obtained the following fee information from the ETF’s website, without independent verification. The ETF’s total annual operating expenses are expressed as a percentage of the ETF’s average net assets. This ratio includes a fee to the investment advisor, known as a management fee, and administrative expenses. As of February 26, 2019, the total expense ratio of the ETF was 0.12%, comprised of 0.08% of management fee and 0.04% of other expenses. The expense ratio does not include the transaction costs of buying and selling securities held by the ETF. The ETF pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and these costs reduce the ETF’s performance. For the fiscal year ended October 31, 2018, the ETF’s portfolio turnover rate was 15%.

For additional information regarding the ETF or Vanguard, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended October 31, 2018) and other information the trust files with the SEC. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the Vanguard website at investor.vanguard.com/etf/profile/overview/vss. We have obtained all information about the ETF from the Vanguard website without independent verification. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF attempts to track the performance of the index (the FTSE Global Small Cap ex US Index).  The index is designed to measure equity market performance of international small-capitalization stocks (excluding those from the United States). The ETF’s investment objective, as well as the index the ETF tracks, may be further changed at any time.

The investment advisor to the ETF employs a passive management technique known as “indexing” to manage the ETF by tracking the performance of a benchmark index. The ETF attempts to sample the index by investing all, or substantially all, of its assets in common stocks in the index and by holding a representative sample of securities that resembles the full index in terms of key risk factors and other characteristics. These factors include industry weightings, country weightings, market capitalization, and other financial characteristics of stocks.

The ETF, in most cases, will obtain economic exposure to stocks of the index (component securities) by investing directly in the component securities but reserves the right to obtain economic exposure to component securities indirectly by purchasing depositary receipts of the component securities when the investment advisor believes that the ETF would benefit from holding such depositary receipts rather than the underlying securities. In addition, the ETF may invest, to a limited extent, in equity futures and options contracts, warrants, convertible securities, and swap agreements, and may enter into foreign currency exchange forward contracts in order to maintain the same currency exposure as the index. Under normal circumstances, the ETF will invest at least 80% of its assets in the stocks that make up the index. The ETF may change its 80% policy upon 60 days’ notice to shareholders.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

As of May 31, 2019, the top ten holdings of the ETF and their relative weight in the ETF were as follows: Open Text Corp. (0.42%), Gildan Activewear Inc. (0.32%), Canopy Growth Corp. (0.32%), Cae Inc. (0.29%), CCL Industries Inc. (0.28%), Aurora Cannabis Inc. (0.27%), Kirkland Lake Gold Ltd (0.27%), Arena Reit Stapled (0.25%), Macromill Inc. (0.23%) and Keyera Corp. (0.23%).

As of May 31, 2019, the companies included in the ETF were divided into ten Industrial Classification Benchmark (ICB) industry groups. As of May 31, 2019, the approximate percentage of ETF holdings included in such ICB industry groups were as follows: Basic Materials (7.82%), Consumer Goods (10.60%), Consumer Services (11.07%), Financials (27.67%), Health Care (5.60%), Industrials (20.82%), Oil & Gas (3.92%), Technology (8.83%), Telecommunications (1.14%) and Utilities (2.52%). (Sector designations are determined by the ETF investment advisor using criteria it has selected or developed. Index and ETF investment advisors or sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices or ETFs with different investment advisors or sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) FTSE Russell has announced structural updates to the ICB, expected to be effective July 1, 2019. FTSE Russell expects to add an 11th industry, Real Estate, to the ICB, expand and reorganize the current Telecommunications industry, reorganize the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and rename the Oil & Gas industry to the Energy industry. The Real Estate industry is expected to contain the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they will remain in the Financials industry. The Telecommunications industry is expected to be expanded via the addition of companies from the current Technology industry and the current Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which will include Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which will be grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are expected to be a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry.

As of May 31, 2019, the ETF included 3,634 stocks from the following 53 countries (with the percentage weight in the ETF as of May 31, 2019 of such country indicated in parentheses): Japan (15.23%), Canada (14.09%), United Kingdom (10.40%), Taiwan (6.57%), Australia (5.04%), Korea (4.17%), Sweden (3.66%), Switzerland (3.58%), Germany (3.58%), India (3.14%), Hong Kong (2.61%), Italy (2.14%), China (2.05%), France (2.04%), the Netherlands (2.03%), Thailand (1.64%), Norway (1.47%),Spain (1.44%), Belgium (1.38%), Brazil (1.31%), Singapore (1.19%), Denmark (1.12%), Austria (1.10%), Finland (0.94%), New Zealand (0.94%), Malaysia (0.88%), South Africa (0.67%), Ireland (0.63%), Indonesia (0.61%), Poland (0.56%), Mexico (0.50%), Israel (0.49%), Portugal (0.38%), Philippines (0.38%), Luxembourg (0.26%), Chile (0.26%), Turkey (0.24%), Pakistan (0.24%), United States (0.21%), Kuwait (0.13%), Russia (0.12%), Egypt (0.10%), Saudi Arabia (0.08%), Colombia (0.07%), United Arab Emirates (0.06%), Iraq (0.06%), Monaco (0.06%), Greece (0.04%), Georgia (0.04%), Guernsey (0.04%), Ukraine (0.03%), Liechtenstein (0.02%) and Qatar (0.02%). Percentages may not sum to 100% due to rounding. We obtained the top ten holdings and the sector and country weightings above from the ETF’s website, in each case without independent verification.

Correlation

The ETF uses a sampling method of indexing, meaning that the investment advisor generally selects from the index a representative sample of securities that will resemble the index in terms of key risk factors and other characteristics. These factors include industry weightings, country weightings, market capitalization, and other financial characteristics of stocks. As a result, the ETF is subject to index sampling risk, which is the chance that the securities selected for the ETF, in the aggregate, will not provide investment performance matching that of the index. As of April 30, 2019, Vanguard gave the following performance figures for the ETF (based on market price and before taxes) and the index for the last year:

Period	1 year	3 year	5 year	10 year	Since Inception
Index	-8.89%	6.04%	2.47%	9.60%	10.49%
ETF	-8.40%	6.51%	2.55%	9.46%	10.29%

Creation Units

Prior to trading in the secondary market, shares of the ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in large block-size units, known as creation units, of 100,000 shares or multiples thereof. As a practical matter, only institutions, market makers or large investors purchase or redeem creation units. There can be no assurance that there will be sufficient liquidity in the public trading market at any time to permit assembly of a creation unit. Except when aggregated in creation units (or upon the liquidation of the ETF), shares of the ETF are not redeemable securities.

FTSE Global Small Cap ex US Index

The FTSE Global Small Cap ex US Index is a market capitalization-weighted index and is designed to represent the performance of small-cap stocks from developed and emerging markets, excluding the United States. These developed and emerging markets are: Australia, Austria, Belgium/Luxembourg, Brazil, Canada, Chile, China, Colombia, Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kuwait, Malaysia, Mexico, Netherlands, New Zealand, Norway, Pakistan, Peru, Philippines, Poland, Portugal, Qatar, Russia, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates and the United Kingdom.

The ETF tracks the total return version of the index, in which regular cash dividends are reinvested across the index on the dividend ex-date. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Eligible Countries

FTSE Russell classifies countries included in its global indexes into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE Russell maintains a set of criteria to assess market status and minimum standards for each category for countries to achieve in order to be eligible for that category. Eligible countries are sub-divided into Developed, Advanced Emerging and Secondary Emerging based largely on the following factors: (i) gross national income per capita (as published by the World Bank); (ii) credit worthiness; (iii) 21 quality of markets criteria (which consist of 7 market and regulatory environment criteria, 5 custody and settlement criteria, 8 dealing landscape criteria and 1 derivatives market criterion) and (iv) country-size entry requirements. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed.  A country will be classified under the category with the highest standards which it meets.

FTSE Russell conducts an annual review of all countries included in the index and those being considered for possible inclusion. Countries already in the index will be assessed against the minimum standards for each category and prior to any reclassification or removal from the index will be placed on a watchlist. Countries not in the index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watchlist for possible future inclusion to one of the categories. In conducting the annual review, FTSE Russell will consult the FTSE Russell Country Classification Advisory Committee. In March and September of each year, FTSE Russell will publish a watchlist of countries being monitored for possible promotion or demotion. FTSE Russell releases the results of its annual review in September of each year. FTSE Russell will normally give at least six months’ notice before changing the classification of any country.

FTSE Russell has announced that, following the September 2018 annual country classification review, it has reclassified the China A shares market to the Secondary Emerging category.  Further, as of June 2019, FTSE Russell will begin including China A shares in the FTSE Global Equity Index Series, including the index.  FTSE Russell intends to implement the inclusion over three separate tranches through March 2020.  After each tranche, FTSE Russell will seek market feedback to evaluate the ability of the market to absorb the additional assets.  Stock inclusion will be calculated using 25% of investable market capitalization of the eligible large, mid and small cap designated securities from the FTSE China A Stock Connect All Cap Index (estimated to be around 1,250 stocks).

A company will be allocated to a single country based on a number of measures, including country of incorporation, place of listing and location with greatest trading liquidity. If a company is incorporated in one country and has its sole listing in the same country, FTSE Russell will allocate the company to that country. In all other circumstances, FTSE Russell will assess the appropriate nationality for the company based on a variety of factors.

Eligible Securities

FTSE Russell conducts semi-annual reviews in each March and September to select eligible securities for inclusion in the index. The following are regarded as ineligible for inclusion in the index:

•

Companies whose business is that of holding equity and other investments (e.g. Investment Trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments and non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments.

•	Limited Liability Partnerships (LLP), Limited Partnerships (LP), Master Limited Partnerships (MLP), Limited Liability Companies (LLC) and Business Development Companies (BDC). Where a stapled unit comprises an eligible security and a non-eligible security (such as non-equity or an Investment Trust structure) the unit will not be eligible for inclusion.

Eligible securities are required to pass screens for minimum voting rights, investability weightings, liquidity and surveillance stock screens before being added to the index.

Minimum Voting Rights Screen

Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Emerging market securities are not subject to this requirement. Existing constituents with a developed market nationality which do not currently meet the above requirement have a grandfathering period to comply. If subsequently they continue to fail the minimum voting rights requirement they will be removed from the index at the September 2022 review. The percentage of a company’s voting rights in public hands is calculated as the quotient of (i) the number of votes in the hands of shareholders that are unrestricted as determined by the application of FTSE Russell free float definitions divided by (ii) the total number of votes conferred by the shares outstanding of all the company’s voting securities including those that have not been admitted to trading on a regulated venue.

Investability Weightings Screen

Securities with a free float of 5% or below are excluded from the index.

Foreign Ownership Restrictions

FTSE Russell’s index methodology takes account of the restrictions placed on the equity holdings of foreign investors in a company where these have been imposed by a government, regulatory authority or the company's constitution. Where the presence of a foreign ownership restriction creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit (“FOL”) is used in place of the free float for the purposes of calculating the company’s investability weight. If the FOL is less restrictive or equal to the free float restriction, the free float restriction is applied. If a company changes its FOL, a reduction in the FOL will be implemented with the provision of T+2 advance notice from the date of discovery.  Increases in the FOL will be monitored up to the index review lock down date and the change will generally be implemented in the index at the subsequent quarterly review. In some jurisdictions, a company’s FOL applies to the company’s share classes in aggregate, and not to share classes individually. However, not all of the share classes of a restricted company might be eligible for index inclusion. In such cases, the aggregate (company level) FOL will be allocated pro-rata across those share classes that are eligible for index inclusion. In certain jurisdictions, despite FOLs, the acquisition of shares above a stated FOL is permitted. However, holdings of shares above the FOL may be denied voting rights. In the event that FOL data is not publicly available from any official source, the following FOL will be assigned for the purposes of calculating the company’s investability weight and conducting the foreign headroom test: Private Bank Sector (49% FOL); Public Bank Sector: (20% FOL); Others (24% FOL).  FTSE Russell may exercise discretion in determining whether a stock should be subject to the minimum foreign headroom test. Where discretion is being applied FTSE Russell will provide appropriate advance notice.

Minimum Foreign Headroom Requirement

FTSE Russell defines “foreign headroom” as the percentage of shares available to foreign investors as a proportion of the company’s FOL. For example, if a company has an FOL of 49%, of which 39% is held by foreign investors, the foreign headroom will be calculated as 20.41%, i.e., (49% - 39%)/49%.

(i)	For a non-constituent that is subject to an FOL, a minimum headroom of 20% must be available in order to be included in the index.
(ii)

For an existing constituent that is subject to FOL, a minimum headroom of 10% must be available.  Headroom tests are conducted in conjunction with the March, June, September and December quarterly reviews.

(iii)

Where the headroom of an existing constituent falls below 10%, its investability weight will be reduced at the next quarterly review. The first headroom adjustment will be an absolute value of 10% and any subsequent headroom adjustments will be an absolute value of 5%.

(iv)

Where the FOL for an existing constituent has been reached and zero headroom is available, its investability weight will be reduced by an absolute value of 10% (if it is the first headroom adjustment) or by 5% (if it is a subsequent headroom adjustment) with the provision of T+2 advance notice from the date of discovery.

(v)

Where discovery occurs on the Thursday or Friday prior to a quarterly review effective date, then the FOL decrease will be applied after the index review effective date with a provision of T+2 advance notice.

(vi)

Where the FOL of an existing constituent is reported as approaching its FOL, a headroom test will be conducted at the subsequent quarterly review and if headroom falls below 10%, its investability weight will be reduced by 10% (if it is the first headroom adjustment) or by 5% (if it is a subsequent headroom adjustment).

(vii)

Following the first headroom adjustment of 10%, the investability weight will continue to be reduced at subsequent quarterly reviews in increments of 5% until the headroom level increases to 10% or above. As a result of these quarterly 5% downward adjustments, should the investability weight of the security fall to 5% or below under this process, the security will no longer be eligible to remain in the index.

(viii)

The investability weight of an existing constituent which has been subject to headroom adjustments will have its most recent 5% adjustment reversed at a quarterly review subject to a minimum 20% headroom remaining post reversal.

(ix)

In the event a security with a headroom adjustment increases its FOL, the increase in the FOL will implemented in two 50% tranches, subject to the headroom remaining at 20% or above. In the event a security with a headroom adjustment decreases its FOL, the decrease in the FOL will be implemented in full with the provision of a T+2 advance notification from the date of discovery.

(x)

An existing constituent with a headroom adjustment, that passes the index eligibility screens (for example – liquidity, minimum size, investability weight) will not be eligible for index promotion from Micro Cap or Small Cap to All-World (Large/Mid) until all headroom adjustments have been reversed. An index demotion from All-World (Large/Mid) to Small Cap or Micro Cap will proceed for an existing constituent with a headroom adjustment.

(xi)

Where FOLs are not universally applied to all foreign investors, but only impact a particular set of foreign investors, a downward headroom adjustment will be applied where there is evidence of these restrictions being enforced. This headroom restriction will be reassessed on a quarterly basis and will not be lifted until either FOLs are removed or all foreign investors are treated equally.

(xii)

For an existing index constituent, where foreign investors are prohibited from purchasing additional shares (for example, where Indian companies are placed on the Reserve Bank of India (RBI) Ban List), a downward headroom adjustment will be applied at the next quarterly review and reassessed on a quarterly basis. Upon removal of restrictions prohibiting the purchase of shares, a headroom test will be conducted at the next quarterly review and headroom adjustments removed if the index constituent passes the headroom test.

(xiii)

Securities are assigned their official FOL. However, if permission is required from a local regulator to purchase additional shares beyond a certain permission threshold, then the more restrictive permission level is assigned as the FOL. For example, a security may have an FOL of 24%, however, any purchase beyond 22% requires prior permission from the local regulatory authority. In this example, the security would be assigned an FOL of 22%.

(xiv)

Where a non-constituent passes the relevant headroom test, but individual foreign investors or institutions are only permitted to hold a maximum of 1% of the free float adjusted shares in issue, the security will not be eligible for index membership.

(xv)

Unless there is an increase in the FOL, a headroom adjustment will not be reversed for a period of 6 months (i.e. if a headroom adjustment has been implemented at the June review then the earliest it can be reversed is at the following March review).

(xvi)

If a constituent has been removed from the index as a result of its investability weight falling to 5% or below following a headroom adjustment, it will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be considered as a new issue.

(xvii)

Securities which are deleted for failing headroom, but which after a period of 12 months meet the minimum 20% headroom test, will initially be added to the index at a minimum free float of 5%, subject to them having an FOL. If an FOL no longer applies, then the security will be added at its free float.

(xviii)	Subsequent headroom reversals will be implemented in increments of 5% until the security reaches its FOL, subject to the security continuing to meet the minimum 20% headroom test.

Liquidity Screen

Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume. Liquidity will be calculated for the March review from the first business day of January to the last business day of December of the previous year and for the September review from the first business day of July of the previous year to the last business day of June. Security volume data will be taken on trading days from Monday to Sunday (where applicable) when markets are open. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, or the month will be excluded from the liquidity test. For each month, daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the applicable review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the middle-ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, so a security that fails to trade for more than half the days in a month will have a zero median trading volume for that month. If a security is suspended for any reason, such period of suspension will not be considered in the liquidity test. For newly eligible securities with a testing period of less than 12 months, the liquidity test will be applied on a pro-rata basis.

An existing constituent of the index which, based on its median daily trading volume per month, does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) for at least eight of the twelve months prior to a full market review will be removed from the index. A non-constituent of the index which, based on its median daily trading volume per month, does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings) for at least ten of the twelve months prior to a full market review will continue to be excluded from the index.

A security not presently included in the index that does not turnover at least 0.05% of its shares in issue (after application of any free float weightings) based on its median daily trade per month in at least 10 of the 12 months prior to the applicable review date will not be eligible for inclusion. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the 12 months prior to the applicable review date will be removed from the index. New issues will become eligible for inclusion in the index at the review date following their issuance provided that they (i) have a minimum trading record of at least three months prior to the review date and (ii) turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trade per month in each month on a pro-rata basis since their listing. However, this rule does not apply to new issues added under the fast entry rule described below. Newly eligible securities are treated as new issues and liquidity is tested from the date of eligibility.

In the event that a company fails the liquidity test based on its underlying shares and the company has an equivalent depositary receipt, then the depositary receipt may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within a similar regional time-zone as the underlying shares.

Surveillance Stocks Screen

Securities which are subject to surveillance by the stock exchanges and have been assigned to any of the following segments will not be eligible for index inclusion. Where an existing constituent is assigned to an ineligible segment it will normally be deleted from the index at the next quarterly review and it will only be reconsidered for index inclusion after a period of 12 months from its deletion subject to it no longer being under surveillance. For the purposes of index eligibility it will be treated as a new issue.

Country	Exchange	Segment
China	Shanghai Stock Exchange Shenzhen Stock Exchange	Special Treatment (ST)
India	Bombay Stock Exchange National Stock Exchange of India	Graded Surveillance Measure (GSM)
Malaysia	Bursa Malaysia	PN17
Poland	Warsaw Stock Exchange	Alert List
Singapore	Singapore Exchange	Watchlist
South Korea	Korea Exchange	Administrative Issues
Taiwan	Taiwan Stock Exchange	Altered Trading Method (ATM)
Thailand	Stock Exchange of Thailand	Companies facing possible delisting according to No. 9(6) of SET’s Regulations on Delisting of Securities
Turkey	Borsa Istanbul	Watchlist

Securities that are assigned to the above segments after the review announcement date but before the index review effective date are assessed on a case-by-case basis which may generally result in scheduled index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.

Trading Screen

Existing and non-constituent securities which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date) will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60-day period will be pro-rated according to the number of available trading days passed since its listing.

•	All standard trading days will be incorporated within the calculation (Fridays and Sundays as appropriate).
•	Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g., ad-hoc Saturday trading will not be considered).
•

Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation.

•

A security which has been removed from the index as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Periodic Review of Constituents

Countries are grouped into regions (Asia Pacific ex China ex Japan; China; Developed Europe; Emerging Europe; Japan; Latin America; Middle East & Africa; and North America) for the purpose of the periodic review of constituents within each country. Countries are usually reviewed semi-annually in March and September, on a region by region basis, based on data as at the close of business on the last business day of December and June (where the last business day of the month falls on a Saturday or Sunday for any individual countries, data will be taken as at close of the last business day before Saturday). Any constituent changes resulting from the periodic review will be implemented after the close of business on the third Friday (i.e. effective the following Monday) of March and September.

Each regional universe is defined by selecting all eligible companies that are assigned the nationality of countries that are included in the index. All eligible companies are ranked by their full market capitalization. A company’s full market capitalization consists of any equity shares that are listed and in issue at the index review cut-off date. Shares that have been listed but do not form part of a company’s current issued share capital, such as treasury shares and shares pending issuance to an employee scheme, are excluded from the full market capitalization calculation.

Large-, mid- and small-cap stocks are determined by first defining 100% of the universe of eligible companies in eligible countries. The full market capitalization is determined for each company (shares in issue multiplied by price) and the companies are ranked by full market capitalization in descending order. The top 98% of companies in this universe are selected for review. Any company which has a full market capitalization greater than 10% based on the total capitalization of the regional universe will be capped at 10%. Out of this universe, stocks will be designated as large-, mid- or small-cap based on ranking in this universe and, in certain circumstances, their market capitalization as a percentage of this universe. Generally, new stocks will be designated as large-cap if they are in the top 68% of this universe, as mid-cap if they are in the top 86% of this universe and small-cap if they are in the top 98% of this universe, and stocks already designated as such will be retained as large-cap if they are in the top 72% of this universe, as mid-cap if they are in the top 92% of this universe and as small-cap if they are in the top 101% of this universe. Only small-cap stocks are eligible for inclusion in the index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below. These percentages are based on the respective regional small cap index. Individual securities will be tested against the relevant regional levels.

Region	For Inclusion (New Stocks)	For Exclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex China ex Japan Japan	0.05%	0.01%
China	0.10%	0.02%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

In exceptional circumstances where FTSE Russell believes that strict adherence to the inclusion and exclusion levels listed in the above table and in the following paragraph would produce either excessive turnover at an index review, or an index that inaccurately represented the small-cap segment, FTSE Russell reserves the right to vary the percentage levels.

Companies ranked below the top 86%, but within the top 98% of the index universe by full market capitalization or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels stated in the above table for the respective region by investable market capitalization will be included in the respective regional small-cap index.

Index Calculation

The index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).

The value of the index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, times (ii) the number of shares issued for each such component, times (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. In calculating the net total return index, dividends are reinvested across the index on the ex-dividend date, net of withholding taxes. The index uses actual closing mid-market or last trade prices, where available, for securities with local exchange quotations. To calculate the total return version of the index, cash dividends are reinvested across the index on the dividend ex-date as described below under “Corporate Actions Affecting the Index”.

Maintenance of the Index

FTSE Russell conducts an annual review, starting in January and finishing in September, of all countries included in the index and those being considered for inclusion. The FTSE Russell Country Classification Advisory Committee (the “Committee”) reviews and applies the country criteria and makes any recommendations for changes in country classification to the FTSE Russell Policy Advisory Board the “Board”). The Board consists of senior market practitioners that are representative of the appropriate sectors of the investment community. Implementation of any country classification changes is ordinarily timed to coincide with one of the semi-annual index reviews and, absent extraordinary circumstances, a minimum notice period of one year is provided.

The index is also reviewed periodically for changes in free float, with such review coinciding with quarterly Committee reviews. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action that affects the index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction as described under “Free Float Criteria” above, a constituent with a free float of greater than 15% will be changed at the March, September and December updates if it moves by more than 3 percentage points above or below the existing free float. In addition, a constituent with a free float of 15% or below will be subject to a 1 percentage point threshold. In June, a constituent’s free float will be updated regardless of size. Quarterly updates will be applied after the close of business on the third Friday of March, June, September and December.

Additions and Deletions

Additions to the index are only made as part of the normal review process. Securities that become newly eligible (e.g., changes in free float occur that allows a stock to qualify for inclusion or a non-constituent moves to an eligible market) will be reviewed for inclusion at the next semi-annual review.

Deletions can occur if a constituent is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion.

If a merger occurs between companies that are constituents of the index, then the surviving company remains a constituent. If a merger occurs between companies one of which is a constituent and the other not a constituent of the index, then the surviving company will generally be included as a constituent company in the country of such surviving company, provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings.

The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the index from changing due to such an event, all corporate actions which affect the market capitalization of the component stocks in the index require an offsetting divisor adjustment. By adjusting the divisor, the value of the index remains constant before and after the event.

Corporate Actions Affecting the Index

FTSE Russell adjusts the index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the index and its weight in the index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the index in response to corporate actions and events:

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents: When mergers and acquisitions take place between companies that are both constituents of the index for cash, the target company is deleted from the index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of the index for stock, the target company is deleted and shares of the acquiring stock are increased according to the offer terms.

Between a constituent and a non-constituent: If the target company is a member of the index, it is deleted from the index and the acquiring company will be included initially in the index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. Only the shares received as a result of the acquisition will be included in the index on the effective date; any shares previously attributed to the non-constituent will be reviewed for inclusion at the next quarterly review. If the acquiring company is deemed eligible it will be added to the index on the effective date and the opening price will be calculated using the offer terms.

Rights Offerings — Rights offered to shareholders are reflected in the index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs— Spun-off companies are added to the parent company’s index. Spun-off companies are added to the index at the same time as they are spun-off from their parent company on the ex-date of the distribution. If the spin-off entity is an eligible security, it will be retained in the index until the next quarterly review, where it will be re-ranked or deleted, if below the exit threshold. If the spin-off entity is an eligible security, it will remain in the index until listing and settlement and then deleted at market price with notice.

Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) where offer acceptances are below 90%, there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met; and (iv) the change to the current float factor is greater than 3%. A minimum two day notice period of the change is generally provided. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, FTSE Russell will determine its treatment as follows:

•

if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the index with appropriate notice (typically T+2);

•	in all other cases, a constituent will continue to be included in the index for a period of up to 20 business days at its last traded price;

•

if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the index for a further period of up to 20 business days or to remove it at zero value. In making this determination, FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading;

•

if the suspension period reaches 60 business days, the constituent will be removed from the index at zero value at the next index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the index review implementation date. Where the 60th business day of suspension occurs after such date the constituent will be reviewed for removal at the subsequent index review;

•

in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period;

•

if, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the index review lock-down period (i.e., the two week period prior to the index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the index. If the constituent resumes trading during the index review lock-down period, the constituent will continue to be removed from the index as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero; and

•

if a constituent has been removed from the index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Stock Distributions and distributions in specie — A scrip issue (also called a capitalization or a bonus issue) and a stock distribution (also known as a dividend in specie) are the automatic distribution of shares (existing or newly issued) to existing shareholders at no charge, pro rata to existing holdings.

Event Type	Index Divisor Adjustment	Adjustment Factor	Timing of application
Scrip issue of same stock	No (No change in market capitalization)	Number of shares held before issue / Number of shares held after issue	Ex date
Scrip issue of different eligible stock	No	Price of company after deducting capital repayment / Price of company before capital repayment	Ex date

Scrip issue of different ineligible stock where a valuation is available	No	Price of company after deducting capital repayment / Price of company before capital repayment

Ex date. The ineligible stock will be temporarily added to the index and subsequently deleted at market price T+2 after settlement can reasonably be assumed to have occurred. Where the ineligible stock is listed, but a settlement date cannot be confirmed, the distribution will be reviewed every 20 business days. If settlement can be confirmed, or can reasonably be assumed to have occurred, the distribution shares will be removed from the index at market price. If settlement cannot be confirmed within 80 business days, the distribution shares will be removed from the index at zero value with T+2 notice.

Scrip issue of different ineligible stock where no valuation is available and stock is timetabled to list after the ex date	No	No price adjustment is applied

Ex date. The ineligible stock will be temporarily added to the index at zero value and subsequently deleted at market price t+2 after settlement. If the settlement date remains unknown after 20 business days from the ex date, the ineligible stock will be removed from the index at zero value with T+2 notice.

Scrip issue of different ineligible stock where no valuation is available and stock is expected to remain unlisted	No	No price adjustment is applied	No price adjustment will be applied and the ineligible stock will not be added to the index

Regular Cash Dividends — Regular cash dividends are those paid to shareholders out of a company’s profits or reserves. These cash dividends impact the total return of the index and are reinvested across the index on the dividend ex-date as part of the total return calculation of the index.

Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. However, special cash dividends are not included as part of the total return calculation of the index (i.e., special cash dividends are not reinvested across the index as regular cash dividends are).

Updates to Shares Outstanding and Free Float — FTSE Russell reviews the index quarterly for updates to shares outstanding and to free floats used in calculating the index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).

In March, September and December shares outstanding and free floats are updated to reflect (i) changes greater than 1% for cumulative shares in issue changes and (ii) changes greater than 3% for cumulative free float changes. In addition, a constituent with a free float of 15% or below will not be subject to the 3% change threshold and will instead be updated if the change is greater than 1%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied).

Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change. These changes are implemented after the close on the day that the subscription period closes, assuming two days’ notice can be provided. If two days’ notice cannot be provided prior to the end of the subscription period, the change will still proceed with two days’ notice and will be implemented at the earliest opportunity. If discovery of the event occurs more than two days after the close of the subscription period, the changes are deferred until the quarterly review cycle.

Due to local regulatory requirements, UK listed companies that wish to buy more than 15% of their own shares are required to do so via a tender offer buy back offered to all shareholders at a price typically at a premium to the market price. Additionally, Australian listed companies may, on occasion, offer all shareholders an equal opportunity to participate in a tender offer buy back. Under these circumstances, FTSE Russell will implement the change upon receipt of the tender offer buy back results subject to the above intra-quarter update thresholds being met (using the offer price to calculate size). Other types of buy backs (e.g., at market) will not be implemented at the time of the event.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2014 through May 31, 2019. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Vanguard FTSE All-World ex-US Small-Cap ETF

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1,738 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of    % of the face amount. GS&Co. will pay a fee of    % from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the notes against payment therefor in New York, New York on June 14, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Terms and Conditions	PS-5
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-11
The Underlier	PS-18
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-31
Supplemental Plan of Distribution; Conflicts of Interest	PS-31
Product Supplement No. 1,738 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
Conflicts of Interest	S-52
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE®100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.

Leveraged Buffered Vanguard FTSE All-World ex-US Small-Cap ETF-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC